Exhibit 99.1

Ritter Pharmaceuticals Announces Lactose Intolerance Treatment,

RP-G28, Demonstrated Efficacy and Clinically Meaningful Benefit

in Phase 2b/3 Clinical Trial

Data Supports Further Clinical Development into Phase 3

Conference call and webcast at 9 a.m. EDT, March 29, 2017

Los Angeles, California, March 28, 2017 – Ritter Pharmaceuticals, Inc. (NASDAQ:RTTR) (the “Company”) today announced topline findings from its Phase 2b/3 study designed to evaluate RP-G28 in subjects with lactose intolerance. Results from the 377-subject trial show a clinically meaningful benefit to subjects in the reduction of lactose intolerance symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Based on these trial results, the Company believes that the successful completion of a confirmatory Phase 3 program could be adequate to support a New Drug Application (NDA) submission and therefore has requested an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA).

About the Trial and RP-G28

The Phase 2b/3, multi-center, randomized, doubled-blind, placebo-controlled, parallel-group study was designed to determine the efficacy, safety, and tolerability of two dosing regimens of RP-G28 in subjects with lactose intolerance. RP-G28 is a novel, non-digestible oligosaccharide of ultra-high purity developed to modulate the gut microbiome by stimulating and adapting the bacteria in the gastrointestinal (GI) tract to metabolize lactose to improve lactose tolerance. The pre-specified primary endpoint was the proportion of subjects who were abdominal symptom responders comparing the two active dose groups combined versus placebo using a two-sided test at the alpha=0.05 level of significance. An abdominal symptom responder represents a clinically meaningful reduction, defined, as a subject showing lessening of a composite symptom score comprised of abdominal pain, abdominal cramping, abdominal bloating and gas movement.

Primary Endpoint

The primary endpoint established in this trial focused on defining and best quantifying a clinically meaningful benefit to patients suffering from lactose intolerance to support product approval and labeling claims. This endpoint was discussed with the FDA in a Type C informational meeting prior to un-blinding the data and incorporates the agency’s recommendations.

Topline Trial Results

The primary endpoint met statistical significance, in which 40% of the pooled dosing group and 26% of the placebo group responded (p=0.0159). Because the primary analysis was statistically significant, the primary endpoint comparison between the high dose group and the placebo group was then tested and also met statistical significance. This endpoint compared the high dose group, of which 38% of whom were treatment responders compared to the placebo group of which 26% of whom were treatment responders (p=0.0294). The comparison between the low dose group and the placebo group further met statistical significance (p=0.0434). Due to significant irregularities demonstrated at one study center, the data from this center were excluded from the primary analysis population (n=296). The Company is continuing to examine this site’s significant differences from the other clinical centers.

In the entire study population taking at least one dose of drug (n=368), including the excluded center, the comparison between the pooled treatment groups and the placebo group narrowly missed statistical significance (p=0.0618), in which 40% of the pooled treatment group responded compared to 31% of the placebo group. Both low dose and high dose group arms demonstrated a higher proportion of responders than the placebo group.

No significant adverse events (SAEs) were reported from treatment. Safety measurements showed no difference between treatment and placebo patients.

Additional Study Findings

●	Consistent treatment benefit of RP-G28 compared to placebo was seen in key individual symptoms (abdominal pain, cramping, bloating, gas, bowel urgency and composite abdominal symptoms) both immediately post-dosing and 30-days post-dosing. These reductions in symptoms demonstrate improved lactose tolerance and 30-days of durability of treatment effect.

●	Global patient assessment tools report consistent 30-day durability of treatment benefit, demonstrating that the pooled treatment groups reported statistically significant greater positive responses compared to the placebo group when asked about the following questions: “satisfaction with the ability of the study medication to prevent or treat your lactose intolerance symptoms” (PASI), improvement in “overall severity of your lactose intolerance symptoms” (PGIS) and “adequate relief from your lactose intolerance symptoms” (PAARI).

Global Assessment Tool	All Sites (Excluding Irregular Center)		All Sites
Patient Assessment of Satisfaction (PASI)	p=0.0035	*	P=0.009	*
Patient Global Impression of Severity (PGIS)	p=0.0032	*	p=0.031	*
Patient Assessment of Adequate Relief (PAARI)	p=0.042	*	p=0.063	*

*= Statistical Significance

To fully explore meaningfulness of treatment benefits, a number of additional endpoints and analyses are under further review, including gut microbiome outcomes.

William Sandborn, M.D., Chief, Division of Gastroenterology at University of California San Diego comments, “I believe the totality of the results and the multitude of positive outcome measures demonstrates there is a clear treatment benefit for subjects taking RP-G28. The responder composite score instrument, which we worked with the FDA to establish, performed as anticipated to best quantify and evaluate clinically meaningful treatment benefit for lactose intolerance sufferers. This study was groundbreaking for both its size in lactose intolerance and in its design to identify clinically meaningful benefit to patients in the context of an evolving regulatory framework to demonstrate effect.”

Andrew J. Ritter, Co-Founder and President of Ritter Pharmaceuticals, “We are pleased to have completed the largest well-controlled clinical trial ever conducted in lactose intolerance. The results put us one step closer to developing the first FDA approved treatment for lactose intolerance, a significant condition of unmet need suffered by over 40 million in the U.S. and millions more worldwide.”

Path Forward

The Company plans to discuss the study results, including the irregularities identified at one of the study centers, and design of a confirmatory Phase 3 study plan with the FDA at an upcoming End-of-Phase 2 meeting. Based on consistency of results, the company believes that the successful completion of a confirmatory Phase 3 program could be adequate to support a New Drug Application (NDA) submission.

Conference Call and Webcast to Present Topline Data

The Company, including William Sandborn, M.D., Chief, Division of Gastroenterology at University of California San Diego, will be holding a conference call on Wednesday, March 29, 2017 at 9 a.m. EDT / 6 a.m. PDT to present the topline clinical trial results. The dial-in numbers are 1-877-459-3964 for domestic callers and 1-412-902-1023 for international callers. The conference ID number for both is 13658728. A live webcast of the conference call will also be available by clicking here (http://bit.ly/2nuL7c6) and logging in.

After the live webcast, the event will remain archived on Ritter’s website. A telephone replay of the call will be available until April 12, 2017. The replay dial-in numbers are 1-844-512-2921 for domestic callers and 1-412-317-6671 for international callers. Please use event passcode 13658728.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Its lead product, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions worldwide. The Company is further exploring the functionality and discovering the therapeutic potential gut microbiome changes may have on treating/preventing a variety of conditions including: gastrointestinal diseases, immuno-oncology, metabolic, and liver disease.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to our ability to successfully complete a confirmatory Phase 3 program that will be adequate to support a NDA submission and to bring RP-G28 to market. Management believes that these forward-looking statements are reasonable as and when made. However, such statements involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risk that the FDA will not agree with our interpretation of the data results from our Phase 2b/3 clinical trial and our decision to exclude the data from the outlier center, risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process. For a discussion of certain risks and uncertainties affecting Ritter Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Ritter Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Ellen Mochizuki

310-203-1000

ellen@ritterpharma.com